Exhibit 99.2

Oct. 29. 2008/5:00PM, CLRT - Q3 2008 Clarient, Inc. Earning Conference Call

PRESENTATION

Operator

Welcome to the Clarient 2008 Third Quarter conference call. At this time, all participants are in a listen-only mode. (Operator Instructions). I would now like to turn the conference over to Mr. Don Markley. Sir, please go ahead.

Don Markley - Lippert Heilshorn - Investor Relations

Thank you. This is Don Markley with Lippert Heilshorn & Associates. Thank you for participating in today’s call. Earlier today, Clarient released financial results for the quarter ended September 30, 2008. If you have not received this news release or if you’d like to be added to the company’s distribution list, please call Lippert Heilshorn in Los Angeles at 310-691-7100 and ask for Amy Higgins.

Before we begin, I’d like to remind you that management will make statements during this call that include forward-looking statements within the meaning of federal securities laws. These statements involve material risks and uncertainties that could cause actual results or events to be materially different from those anticipated. For a list and description of those risks and uncertainties, please see the company’s filings with the Securities and Exchange Commission.

Furthermore, this conference call contains time-sensitive information and is accurate only as of the date of the live broadcast, October 29, 2008.

I’ll now turn to the call over to Ron Andrews. Ron?

Ron Andrews - Clarient, Inc. - President and CEO

Good afternoon, everyone, and thank you for joining us. Welcome to Clarient’s Third Quarter 2008 conference call. I am Ron Andrews, Clarient’s CEO. With me today is our CFO, Ray Land, and our President and Chief Operating Officer, Mike Pellini.

Third quarter 2008 was another very successful quarter for Clarient with important accomplishments on several fronts. We have much to discuss on today’s call, so I appreciate in advance your patience as we take some extra time to increase the transparency into Clarient’s performance.

In these uncertain times, we believe that companies will certainly be rewarded for sound fundamentals, growth and- transparency. In third quarter, we again delivered a solid quarter highlighted by a 59% year-over-year growth in revenue and our first ever quarterly operating profit from our services business. The revenue growth was primarily a result of increased volumes in all service lines, the continued transition of our service mix towards leukemia/lymphoma testing, which again grew significantly, and the July launch of a colorectal cancer marker called K-ras. As we speak, K-ras is on a $4 million annual run rate. The success of K-ras is a tremendous testimony to the power of our commercial channel and to our overall business strategy.

When we made the decision to focus on delivering high value content for cancer management through the community pathologist and tried the uptake of new tests via this channel, this put Clarient on a somewhat untried and unproven path. But the rapid success of K-ras and our ability to increase testing volume every quarter for four years have validated this unique approach to the anatomic pathology market. Importantly, we believe that Clarient can continue to drive growth by delivering emerging molecular markers through this industry-leading commercial channel.

We’ve now posted 17 consecutive quarters of sequential revenue growth. That kind of momentum can sometimes place a strain on an organization. That is why I’m particularly pleased with our ability to maintain and indeed grow our gross margins. We have absorbed increasing volumes in new tests without significant expansion to our current infrastructure and we have shifted our revenue mix toward the higher margin leukemia/lymphoma and molecular testing such as K-ras.

We’re also extremely pleased to report our first operating profit and our third consecutive quarter of positive adjusted EBITDA. This is a key milestone for Clarient and is indicative of the increasing leverage in our business model. We have consistently stated that once we cross the operating profit goal line, we will do our best to balance the need for investments in growth initiatives and infrastructure with the need to consistently deliver operating profits.

Our future plan is to use some of our profits each quarter to invest in the business to ensure our future growth potential is adequately resourced. And, in fact, we are moving forward with investments in our game-changing Clarient Insight DX program, as well as some much needed improvements in our lab information system over the course of the next year.

I am confident this path is possible. I believe our record of milestone achievement and stewardship over the past four years of the company’s turnaround should provide ample evidence of our ability to plan such investments in a way where we can achieve both goals. In the current environment for public equity, it may be difficult to talk about building shareholder value. However, we believe that delivering growth while executing on a business strategy that balances the need to be profitable with the need to invest for the future will be recognized and rewarded in the long run.

I’ll now turn the call over to Mike. Mike?

Mike Pellini - Clarient, Inc, - President and COO

Thanks Ronny.

As with previous quarters this year, our operations team delivered a solid performance, achieving meaningful increases in gross margin and revenue per full-time employee. Clarient continues to be an industry-wide leader in revenue per FTE, which is a key metric for laboratory efficiency.

The reason for our continued efficiency improvements have not changed from previous quarters. We are gaining greater economies of scale and we have a well-trained lab staff that is committed to implementing improved processes and procedures.

As I have stated in previous quarters, we do not anticipate significant improvements in gross margins in the next quarter or two, but longer term, continued improvements are expected, especially as we go live with a new ERP system and a new laboratory information system over the next 12 to 18 months. These systems will automate some of the manual processes related to inventory management and specimen handling in the laboratory.

In the third quarter, we attracted several experienced laboratory managers and a director of purchasing, who are working closely together to further evaluate all of our expenses and our processes, looking for additional areas to improve efficiencies, control costs, and enhance clinical care.

Further, as announced earlier today, Dr. Todd Barry recently joined our company as Medical Director. And he will report to Dr. Ken Bloom, who is Clarient’s Chief Medical Officer. Dr. Barry is a thought leader in the study of hematopathology and molecular pathology, and we believe his expertise in leukemia and lymphoma will only enhance Clarient’s ability to support our customers in our fastest-growing service line.

I might add that the company’s continued growth and success in the marketplace has significantly enhanced our ability to recruit and retain top talent.

So now let’s turn to the test and case volumes. In Q3 2008, we handled more than 28,400 patient cases, representing a 46% increase over the third quarter of 2007 and a 9% increase over the second quarter of 2008. Total testing volume grew 53% in the quarter when compared to the third quarter of 2007 and 7% over the second quarter of 2008.

By type, the year-over-year testing volume growth in Q3 was as follows — leukemia/lymphoma volume grew at an impressive 73%, breast prognostic and solid tumor testing volumes grew 27%, and molecular testing increased 207%. This dramatic ramp-up in the molecular area was fueled by the timely introduction of K-ras testing into the pipeline and its rapid commercialization by the sales team.

The continued volume growth was catalyzed by the acquisition of 73 new customers in the quarter, including the addition of ten A-clients, each of which represents $500,000 or more in annual revenue potential. Further, we are pleased to report that a number of large and prestigious academic institutions can now be counted as Clarient clients.

The significant increase in our client base in Q3 is approximately 25% above what we had reported in recent quarters, which is largely due to the launch of K-ras and the continued expansion of our sales force.

And second, the number of slides stained per FTE per month has now normalized at the current volumes at a level which is approximately 9% above Q3 2007. Importantly, as our volumes continue to expand, our corrective actions per requisition remain well below the industry average at significantly less than 1%.

Finally, I would like to take a moment to comment on three important efforts mentioned in our last earnings call. First I will comment on the information technology-based efforts. We have moved into the implementation stage for our IT-based inventory management and laboratory reporting system and we expect to launch this system in 2009. In addition, we have started the planning process for a new laboratory information management system.

The second effort relates to our facilities. We remain on track with the expansion of our current facility in Aliso Viejo and we anticipate completion of the expansion in the first quarter of 2009. We also continue to evaluate options for an East Coast facility.

Third, we formed two important partnerships in Q3 2008. First of all, to keep Clarient’s laboratory team at the forefront of flow cytometry testing, which is an essential growth area in our hematopathology line of business, we entered into an agreement with the University of Pennsylvania School of Medicine Flow Cytometry and Cell Sorting Resource Laboratory. The agreement calls for onsite training of our lab personnel and their flow cytometry staff will provide consulting and technical guidance on an as-needed basis.

Separately, we established a strategic partnership with Definiens, an enterprise image intelligence company to develop a series of image analysis platforms for Clarient’s web-based customer portal called PATHSiTE. This partnership gives Clarient the ability to provide a number of image analysis tools across a wide range of technologies to help facilitate biomarker assessment, which is an important piece of our growth strategy.

As you can tell, Q3 2008 was another busy quarter for the operations team as we expertly handled the current case load while also making enhancements to our infrastructure and operations to drive the next phase of Clarient’s growth. Our employees are committed to continuing the momentum we have built throughout 2008 and delivering great results to our clients, our patients, and our shareholders.

I’d now like to turn the call over to Ray to highlight our financial progress in the quarter.

Ray Land - Clarient, Inc. - CFO

Thanks Mike.

As reported today in our earnings press release, revenue increased by 59% over the second quarter of 2007, which marks our 17th consecutive quarter of increased revenues. Once again, the increase was driven by favorable service mix, increased volume, and higher Medicare reimbursement rates.

Our increased volumes resulted from the successful execution of our commercial operations strategy, which includes the expansion of our services to existing customers while adding 73 new customers during the quarter.

During 2008, we have expanded the depth of our diagnostic services. We expect to further increase our menu to include markers for additional tumor types and to deepen our market penetration.

 Our gross margin in the quarter increased to 62% compared to 52% in the prior-year period. The increase was driven by the growth in volume, service mix, the increased reimbursement rates, and higher employee productivity.

Selling, general, and administrative expenses increased by 33% to $11.7 million, driven by increased bad debt expense, overlapping billing system costs, as well as increased investment in sales and marketing.

Bad debt expense increased by $3.3 million, primarily as a result of the aging and related cash collections related to receivables over 120 days. The increase in expense was partially offset by a reduction in anticipated accrued bonus expense.

SG&A declined to 61% of revenue as compared to 73% in the prior-year period.

Even with the increased operating expenses, we were able to report an operating profit for the first time in the company’s history at $185,000.

Net interest expense showed an increase of $1.9 million over the prior period. Interest expense relates to borrowings under credit arrangements with Safeguard, our majority shareholder, as well as certain other lenders. The increase in interest expense is primarily related to higher average outstanding borrowings and the amortization of $1.7 million in common stock warrants issued to Safeguard in March 2008 as part of the new mezzanine facility.

Our net loss for the quarter was $2.2 million or $0.03 per share compared to a net loss of $2.8 million or $0.04 per share for the comparable quarter in 2007.

Our net loss was driven by the $1.9 million increase in interest expense. For the quarter, the company’s adjusted EBITDA was, again, positive at $1.4 million, which brings our nine-month total adjusted EBITDA to $2.6 million. Adjusted EBITDA is defined in our press release.

At September 30, 2008, the company’s cash balances were $1.8 million compared to $1.5 million at December 31, 2007. Our available cash on hand plus additional availability from the Safeguard mezzanine facility total approximately $12.5 million as of quarter-end.

Overall days sales outstanding were 80 days in the third quarter of 2008 compared to 88 days in the comparable quarter in 2007. Days sales outstanding for revenues billed under our new in-house billing system was 69 days, a significant improvement.

Before giving guidance, I’d like to emphasize that our focus is on generating long-term value to Clarient shareholders by delivering strong annual revenue growth and achieving operating profitability with vigilance in focusing on those activities that add value to our company.

Consistent with this long-term view, we intend to provide only annual financial guidance, which we will update each quarter. As discussed in our press release, we are raising revenue guidance for the year from a growth range of 45% to 55% to a range of 55% to 60%. This results in a range of $67 million to $70 million.

The two main reasons for the change are better-than-expected year-over-year increase in volume and the extension of the Medicare price increases.

However, it is important to remember that with the major holidays falling on Thursdays in November and December, it may impact our volume as compared to our third quarter results announced today.

Ron Andrews - Clarient, Inc. - President and CEO

Thanks Ray.

Now I’d like to take a few minutes to provide an update on the progress of the Clarient Insight DX program. Our soft launch of the Clarient Insight DX Breast Cancer Profile at the College of American Pathology meeting was successful as indicated in my letter to shareholders in late September. Since licensing the new test earlier this year, we have now run close to 7,000 of the new markers that make up our Breast Cancer Profile. These new markers are already enabling pathologists to provide a more thorough diagnosis and prognosis in hormone-receptive positive cancers to their oncologists.

However, there are challenges to is accurately assessing patient risk when these markets are considered individually. The mathematical algorithm behind the Insight DX Breast Cancer Profile will add significant value by intelligently combining the results of the eight markers with other clinical data to produce an accurate and easily interpretable prognostic risk score to guide treatment decisions.

The process of validating the eight markers was more challenging than expected due to the need to identify reagents that would provide the most reproducible results. However, this process has been completed. And in an ongoing study, the validated assays have now been conducted and scored semi-quantitatively on a retrospective set of almost 600 breast cancer patients with known outcome. In conjunction with our partner, Prediction Sciences, our internal team is now working diligently to assess the performance of the profile on this semi-quantitative data over the next several weeks.

As we have stated previously, our goal is to use quantitative image analysis on all of our immunohistochemistry markers, including those included in the Breast Cancer Profile. This will ensure the highest level of reproducibility and hopefully increase specificity and the quality of information produced. Consistent with this, last month we announced our collaboration with Definiens to use their image analysis toolset. We’re in the final stages of validating the quantitative marker assessment process, but the technical requirements behind this have slowed our progress slightly, which will likely delay the completion of this portion of the study until the first quarter of 2009.

Our partner, Prediction Sciences, published a paper validating a preliminary version of the profile in the International Journal of Cancer on September 15. In addition, they will be presenting a poster on December 11 at the San Antonio Breast Cancer Symposium. This poster describes a study that includes the full set of markers included in the Insight DX Breast Cancer Profile. The data are very compelling and we are confident that the studies currently underway at Clarient will be equally compelling.

When we finalize the data synthesis and prepare for the publication of our data, we will continue the soft-launch phase and continue the educational process on the value of the individual markers. To maximize market opportunity, we also have identified a patient sample set that will allow direct comparisons with competitive products. Concurrent with the validation studies described earlier, we will obtain these samples and be in a position to deliver the competitive comparisons on a condensed timeline.

As we have consistently stated, we want to have a methodical launch where we incorporate the pathologist into the process to ensure the most accurate use of information provided with our test. In order to obtain accurate genomic and proteomic test results, it is essential to be specifically - to specifically identify the tumor cells with a mixed tissue sample.

Competing gene expression-based tests homogenize the tissue and thus cannot avoid contamination with non-tumor cells. In contrast, our approach relies on the established ability of highly trained pathologists to specifically identify and isolate the relevant cells. We continue to believe that the Clarient Insight DX profile will add significant value to the role pathologists play in helping breast cancer patients receive the most appropriate therapy.

In third quarter, we also continued work on our Insight DX Prostate Profile. And as stated in our second quarter call, we had three major goals for Q3. One, we wanted to complete our CLIA validation documentation and ready the test for market release. Secondly, we wanted to get an early read from the market as to the correct positioning of this new test. And thirdly, we wanted to see if we could get results for this gene set from urine.

In Q3, we were able to validate our ability to get results from urine. While not statistically significant at this time, the small number of spiked samples tested gave us the information needed to move to the next phase of a urine study with our partner, Health Discovery, and the sample provider, MD Anderson. If we can substantiate similar specificity in urine to what we reported in our tissue studies, we could then move to a comprehensive study to establish this gene panel as a screening application.

Obviously there’s still much to be done on the urine application. The results to date are encouraging. It is important to note that our current license is for the tissue-based application. And if the next round of urine studies proves to be successful, we will work in good faith with Health Discovery to obtain a license for the urine application. Assuming we reach agreement, Clarient will begin the expanded urine trial in late fourth quarter.

Second, for the tissue-based prostate test, we completed the internal validation of the gene profile in Q3 and held discussions with various key opinion leaders about potential positioning in the market. Given the results to date, clinicians with whom we have talked believe this test could be used as another data point in PSA-positive, biopsy-negative patients to ensure the accuracy of the initial read of the tissue. Therefore we’ve made a decision to launch the gene profile of the tissue-based molecular test to confirm the pathologist’s initial workup.

We believe the initial indication has value in the market and will gain traction as a confirmatory application only. However, the anticipated reimbursement for this test using this indication will fall under current CPT codes for PCR-based testing. And therefore we will expect to receive between $250 and $350 for confirmatory indication versus the $750 for our original goal of a prognostic.

To gain a position in the market as a prognostic, will now work to expand our claim by looking at the gene set’s ability to identify cells adjacent to cancer cells that will ultimately become cancerous. To do this, we are planning further studies to look at what we call the field effect. We expect to complete these initial studies in the fourth quarter and be prepared to update you on our year-end call in February.

We believe our results to date for both applications are very encouraging, and when compared to the current PSA screening test, our specificity and sensitivity are significantly greater. Our test’s superiority in these key factors could provide Clarient and Health Discovery a solid position as an adjunct to the current screening and diagnostic modalities. The goal is to help men with prostate cancer get a more accurate diagnosis sooner and minimize the need for unnecessary biopsies.

Our next steps are to immediately initiate the commercial launch of the Clarient Insight DX profile as a confirmatory test and to continue the technical marketing phase of our launch process geared to gain momentum with key opinion leaders via presentations at industry conferences and publications in major medical journals. It is important to note that the missionary marketing process required to gain sales momentum can be greatly enhanced if we get our data published in a major medical journal.

All in all, we remain very encouraged with the early returns for our Insight program and we’ll continue to update you on our progress as we move through the fourth quarter into next year.

As we end our prepared remarks, I’d like to summarize management’s thoughts regarding our 2000 [sic] performance to date and highlight the key milestones for Q4. Given our strong Q3 results, as Ray stated, we’ve decided again to increase our full-year 2008 revenue guidance. However, we also need to set the right expectations for Q4. Q4 is a quarter where we have experienced the most seasonality in our three years as a lab service, mainly due to a significant slowing of samples received during Thanksgiving week and Christmas week.

Our key goals for Q4, though, are to continue to achieve the following new customer targets — we want to maintain at least 25 new customer acquisitions, maintain greater than 95% retention of current customers, and we want to continue our progress to expand same-store sales with our current customer base.

In the Insight DX program, we want to complete the final data synthesis for our validation set of the breast profile and have a solid showing with our abstract at the San Antonio Breast Conference. We also want to continue our current momentum with K-ras, as well as launch the Clarient Insight DX Prostate Profile as a confirmatory test. We will then begin the prostate gene profile clinical trials with urine samples and expand our tissue trials. And finally, we will hope to gain acceptance of our data for publication in a major journal.

This concludes our prepared comments. I’d like to now open the call for question.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions).

Ron Andrews - Clarient, Inc. - President and CEO

While we’re waiting for the first question, I’d also like to take this time to inform you that we will be presenting at the Rodman & Renshaw Tenth Annual Healthcare Conference on Wednesday, November 12 at 9:55 Eastern Time. In addition, we’ll also be presenting at the RBC Health Conference on December 10 at 12:30 p.m. Eastern Time.

Should you be attending either of these conferences, we look forward to seeing you in person. We’ll also be webcasting our presentation and the webcast will be available at our web site.

Okay, Operator, we’re now ready for the first question.

Operator

Our first question comes from Debjit Chattopadhy with Boenning & Scattergood.

Debjit Chattopadhy - Boenning & Scattergood Inc. - Analyst

Hey, good afternoon, gentlemen. Can you hear me—

Ron Andrews - Clarient, Inc. - President and CEO

Hey, Debjit. How are you doing today?

Debjit Chattopadhy - Boenning & Scattergood Inc. - Analyst

I’m doing good. Congratulations on a good quarter.

Ron Andrews - Clarient, Inc. - President and CEO

Thank you.

Debjit Chattopadhy - Boenning & Scattergood Inc. - Analyst

I’m not really clear as to what the Insight breast test outlook is going forward.

Ron Andrews - Clarient, Inc. - President and CEO

In terms of market uptake or just in terms of getting papers published, et cetera?

Debjit Chattopadhy - Boenning & Scattergood Inc. - Analyst

Well, in terms of the launch, the soft launch that was expected or was - which was started in September 25 and the launch for the oncology community in the San Antonio breast cancer meeting. So is that pushed back to the first quarter. Is—

Ron Andrews - Clarient, Inc. - President and CEO

Well, that’s a good question. So let me clarify that. We are currently in the soft launch phase and will continue that. That has gone very, very well. We’ll want to continue to educate our pathology customers. We’ve added a number of new sales territories in the last couple of months. And so obviously we’re going to be expanding our reach. And obviously had the opportunity to reach out and touch a few more pathologists with this story in the process.

The paper that has been accepted as an abstract for the San Antonio Breast Conference is a paper that identifies all eight of the markers, which will bring the current data that’s being published current to the new marker set. But we will have to wait until our final validation is done on our internal data set to be able to launch this test internally to utilize the mathematics. And so we are anticipating that to take place in early Q1. And we are - again, we - as I said earlier, we’re already seeing the incremental markers be ordered. And that’s been a great testimony to the ability of our team to educate pathologists in the use of these tests from pathologists to educate oncologists.

And Debjit, we do hope that obviously as quickly as possible we get the full test on the market so that we can begin to use the mathematics and glean the full value that this test will bring to the marketplace.

Debjit Chattopadhy - Boenning & Scattergood Inc. - Analyst

So in terms of reimbursement, without the (inaudible), you’re expecting something like $1,800?

Ron Andrews - Clarient, Inc. - President and CEO

Correct. That’s the total stat code for all tests, to include ER, PR, and HER2, which in many cases we already are doing for these clients.

Debjit Chattopadhy - Boenning & Scattergood Inc. - Analyst

Great. I mean, between now and say February, you would be — for whatever tests you would be doing — you would be getting $1,800. And if the validation works fine, then you can move on to the $2,800 and $3,000 range.

Ron Andrews - Clarient, Inc. - President and CEO

Yes. What we will do between now — in our soft launch, we are billing out each one of these markers individually. And actually anecdotally to date, if you look at the close to 7,000 of these incremental markers we’ve run at about $185 per marker reimbursement without the math and without the package of sample — or package of these markers, we’ve actually run over $1.2 million in revenue incrementally this year using these markers. So we will continue that process until we’re able to put the full package together and get the math around it.

Debjit Chattopadhy - Boenning & Scattergood Inc. - Analyst

And then would the rest of us see a comparison between say the Genomic Health test versus your test.

Ron Andrews - Clarient, Inc. - President and CEO

Our hope is to have some papers in late Q1 potentially at the USCAP meeting, which happens typically in the late February, early March time frame.

Debjit Chattopadhy - Boenning & Scattergood Inc. - Analyst

Okay. And, I mean, how does the company manage the bad debt going forward? I mean, because that’s going to be — that’s been a kind of burden over the operating expense line.

Ron Andrews - Clarient, Inc. - President and CEO

Well, do you remember what we said in second quarter, at the end of second quarter? We clearly said that we anticipated that the transition to our in-house billing would push out some of these receivables into a greater aging bucket. I’m going to turn it over to Ray to let you — to talk to you about what we’re planning to do to address that.

Ray Land - Clarient, Inc. - CFO

Yes, we — in June, we began processing all of the billing in-house with XIFIN software, which is web-based software. And since June, all bills have been processed under the new billing system. And I think I mentioned in my remarks that the days sales outstanding for the XIFIN process billing is at 69 days versus a total days sales outstanding of 89 days for the three month’s average revenue. So we are transitioning in-house and we continue to transition in-house and we see a significant improvement in days sales outstanding for those bills and receivables that are being processed in-house.

Ron Andrews - Clarient, Inc. - President and CEO

And for the ones that are aging, we are going to be working with our outsource partner. We’re going to beef up some resources here to assist to go after those assertively so that we can hopefully begin to bring some of those receivables in.

Debjit Chattopadhy - Boenning & Scattergood Inc. - Analyst

Thank you. And I’ll move back in the queue.

Ron Andrews - Clarient, Inc. - President and CEO

Thank you, Debjit.

Operator

(Operator Instructions). And there are no further questions in queue at this time. Sir, please proceed with your presentation or any closing remarks.

Ron Andrews - Clarient, Inc. - President and CEO

I know that we have some questions from the Internet and I suspect that Debjit that he may have some more questions. So in the meantime, Don, were there any Internet questions that we should address?

Don Markley - Lippert Heilshorn - Investor Relations

Yes, Ronny, there were a few. And I see some people have gotten into the queue just now. But let me pick up on one of the questions that came in.

A couple of people have asked for an update on the Scope IA and how that remote scoring compares with other labs and where you are in comparison to competitors when it comes to virtual pathology.

Ron Andrews - Clarient, Inc. - President and CEO

Great question. Clarient we believe was the pioneer in the vision for virtual microscopy and really to take pathology to the digital world, much like radiology has gone. We now have over 85% of our current customers utilizing our virtual interface, our PATHSiTE interface. And we are the only lab in the industry that’s offering virtual capabilities for every technology that we support here in-house.

So I think from a standpoint of Scope IA, the addition of Definiens and the capabilities that that will add will really now allow us to identify objects and quantify attributes within the cell. I know that sounds a little technical, but what that really allows us to do is not only address the quantification of various proteins within cells, but it will also allow us to localize those proteins within the metabolic pathway. And that is very important information as you look at guidance for therapies that are on the horizon.

So clearly Clarient today is a leader. We just at the College of American Pathology meeting in September launched our third generation Scope product. And most of our competitors were just now coming out with their first generation product. So we will continue to invest in that space. We believe that the virtual capabilities that we offer our clients is one of the main reasons we have such a solid retention rate of our customers and also it gives us a great opportunity to — as an educational tool — to educate these pathology clients on these new markers that we’ll be launching the future. So clearly we’re very bullish on our ability to continue to stay in the lead there and Scope IA is indicative of our efforts.

Operator

And your next phone question comes from Lee Alper with Hammock Investors.

Lee Alper - Hammock Investors - Analyst

Good afternoon. I got on a little late, so I’m not sure if you addressed it, but a couple quarters ago you talked about a new product you had from a company called CombiMatrix.

Unidentified Company Representative

Yes.

Lee Alper - Hammock Investors - Analyst

Have you discussed other — can you brief us on how that’s doing?

Mike Pellini - Clarient, Inc, - President and COO

We did not — that’s a great question on CombiMatrix and we did not give an update on the CGH array that we launched over a quarter ago in conjunction with CombiMatrix. That relationship continues to progress. In the last quarter, we processed somewhere around 70 cases using the CGH array technology. And that’s basically from a standstill at the end of Q2. So we continue to work with them for additional applications with their technology. It’s a slow-but-steady build, but it is still an important relationship for Clarient.

Ron Andrews - Clarient, Inc. - President and CEO

Lee, we always knew this would be some missionary work because we’re — the inertia to do nothing is a very strong force in the world we live in and obviously these docs have been using the old format of cytogenetics for a long, long time. And — but we are seeing some traction now. And it’s still a very exciting opportunity for us. It’s just we had so much to talk about today on the call that we couldn’t get everything into the prepared comments. So thanks for asking the question.

Lee Alper - Hammock Investors - Analyst

Okay, great. Thank you.

Operator

Your next question comes from Edward Taylor with Hallmark.

Edward Taylor - Hallmark - Analyst

Yes, gentlemen, a question about the urine test. You said it wasn’t significant. You meant that by the number of samples or the actual preliminary results?

Ron Andrews - Clarient, Inc. - President and CEO

No, the preliminary results were exciting. I mean, we were able to get a signal in urine and that’s a very important step forward. But we only did five samples that were spiked with increasing intensity of cells.

So the good news from the — if you’ll remember from Q2 call, we said that the goal in Q3 was to run these spiked samples to really see if there was enough evidence to warrant the investment of moving to a — what we believe will be a much more lengthy and potentially a much more expensive trial. And our shareholders have — we’ve committed to our shareholders that these will be — we will make these investments incrementally and we’ll have go/no-go decision points within the milestones of these projects.

And so the idea that we were able to spike these samples and get results is a very powerful statement that we can pick up these gene profiles in urine. So the next step, though, now is to move to — really to what I would call a — I won’t call it a much larger trial — a trial with maybe 25 to 50 samples and to look in actual patient urines that aren’t spiked and see if we can pick up low levels of this signal. And assuming we get through that, then obviously this test has viability as a urine screening tool. And then that would lead to a much larger trial.

And it’s at that point that we would sit down with Health Discovery and our academic partners, hopefully MD Anderson and some other partners that Clarient has in the queue and look at putting together a complete clinical trial around a screening trial. Screening trials are much more complex and much larger than traditional prognostic trials when you get to the FDA. And obviously as a screening test, we would be looking at something that would most likely need to be submitted to the FDA. And clearly we’d probably have to have a partner like a Roche Molecular or a Gen-Probe or someone like that who makes -technologically can build kits around this gene profile to be run on a platform to analyze urine.

So, again, the urine opportunity is a little further out, but very exciting opportunity should it come to pass.

Edward Taylor - Hallmark - Analyst

Thank you.

Operator

Your next question comes from Fred Greenberg with Greenberg Advisors.

Fred Greenberg - Greenberg Advisors - Analyst

Hi there, gentlemen.

Ron Andrews - Clarient, Inc. - President and CEO

Hey, Fred. How are you?

Fred Greenberg - Greenberg Advisors - Analyst

Okay. Thank you. On the prostate, the PSA biopsy, did you say biopsy-negative patient?

Ron Andrews - Clarient, Inc. - President and CEO

Correct. It would be PSA-positive, biopsy-negative. And our test spread will be run for those pathologists who want to get a confirmatory result to their initial findings.

Fred Greenberg - Greenberg Advisors - Analyst

So they want to get confirmatory results that it’s negative?

Ron Andrews - Clarient, Inc. - President and CEO

Correct.

Fred Greenberg - Greenberg Advisors - Analyst

Is that what you’re saying?

Ron Andrews - Clarient, Inc. - President and CEO

Correct. What’ll happen is today we know that there’s over a million biopsies. About 600,000 of those come back PSA-positive, biopsy-negative. And today at the eye level or at the level of a pathologist interaction, they may not be able to see a sub-clinical molecular event. And so that our test will do, it will augment the human eye with a molecular test that will help confirm the diagnosis in that tissue that there are no cancer cells. At that point, the clinician and the patient will have to sit down and decide whether they go for the second biopsy or not.

Fred Greenberg - Greenberg Advisors - Analyst

Okay. And the prognostication capability, which is obviously much more complex, could you just go into that a little bit more?

Ron Andrews - Clarient, Inc. - President and CEO

Sure. So we made the decision and I know last quarter we were undecided as to whether we would launch this test as a confirmatory or wait till we had the prognostic capabilities. I think what we’ve decided is there’s enough data and there’s enough what we believe initial commercial demand for this as a confirmatory test.

However, we all know that the real reimbursement opportunity is going to be around this test as a prognostic where that same pathologist would take the initial result and then send it to Clarient. We would run the tissue test and be able to identify that there either is cancer in the tissue itself or that there is cancer genetic code in surrounding cells. And that is very important data because the move to a prognostic we believe could increase the reimbursement to $750 to up to $1,000 per case. The beauty of this (inaudible — multiple speakers)—

Fred Greenberg - Greenberg Advisors - Analyst

But why is it prognostic then?

Ron Andrews - Clarient, Inc. - President and CEO

It’s prognostic because the gene - we can identify that these genes are a major player in the onset of prostate cancer. And that would mean that if the genes are present, it would be prognostic of future cancer. And, again, those studies are little bit more lengthy, but we are obviously very encouraged to go forward with those with our partner, Health Discovery, and hopefully with our academic partner and potential collaborators that we’ve lined up.

I think the important thing to note here is by taking a two-phase launch strategy, we are going to be able to launch the test, begin the missionary work required. And there will be some missionary work required to identify the utility of the confirmatory test, but getting that work done early will serve us well as we get the prognostic trials completed because then we’ll already have a brand awareness in the urology market, which is a space that today Clarient doesn’t typically go into as frequently as we do the breast cancer world and the leukemia/lymphoma world.

So this test will commercially allow us to begin to create some brand awareness so that we can A, create early returns from the test, and B, get the market prepared for what we hope will be a very solid prognostic test in the future.

Fred Greenberg - Greenberg Advisors - Analyst

That doesn’t identify the Gleason score I assume.

Ron Andrews - Clarient, Inc. - President and CEO

Correct. That’ll be phase three of this. And we clearly think that that’s something that’s still may be interesting. But at this point, that is not on the short-term radar screen for us.

Fred Greenberg - Greenberg Advisors - Analyst

Well, don’t forget to visit our friends back East. Remember.

Ron Andrews - Clarient, Inc. - President and CEO

We will. We’ll definitely do that, Fred. Thanks.

Fred Greenberg - Greenberg Advisors - Analyst

Okay. Okay.

Operator

Your next question comes from Andrew MacPherson with DIG.

Andrew MacPherson - DIG - Analyst

Hey, Ronny, how’re you doing?

Ron Andrews - Clarient, Inc. - President and CEO

Good, Andrew. How’re you doing?

Andrew MacPherson - DIG - Analyst

Congratulations on a fantastic quarter.

Ron Andrews - Clarient, Inc. - President and CEO

Thank you.

Andrew MacPherson - DIG - Analyst

One would infer based on the results that the recent downturn in the market and the slowing in the economy doesn’t seem to be impacting your business. And I just sort of wanted to confirm that directly from you guys.

Ron Andrews - Clarient, Inc. - President and CEO

Yes, I think that’s a great question. As I always tell my team here, we can — we have to control what we can control, influence what we can influence, and not worry about the rest. And clearly third quarter was indicative of our ability to do that.

I guess the good news or sad news as it is is that people with cancer get cancer whether the economy’s good or not. And so I think the reality is if investors are looking for a good place to go in these downtrodden times, clearly companies that are in the cancer space are good companies to go to because these are grave diseases, but we’ve made great progress in identifying diagnostics and therapeutics that can intervene in these diseases. And that process will continue even in down market times. So yes, we have not seen a downturn in that at all.

One thing I would note, though, that I think interesting is that one thing that does happen in these times, though, is that if you look at the accounts receivable, there’s a certain component that is patient-based. And the patient-based accounts receivable is something that we could and we are going to watch closely that could stretch out due to the fact that our — the individual patients may be impacted by these economic times. And so we’ll obviously look at that and continue to work on that. But that is probably the only area where we would see economic slowdown in our business.

Andrew MacPherson - DIG - Analyst

Got you. Fantastic. Thanks Ronny.

Operator

Your next question comes from Joy Mishaw with Cenvest.

Joy Mishaw - Cenvest - Analyst

Hi, congratulations on a great quarter.

Ron Andrews - Clarient, Inc. - President and CEO

Hey, Joy. How are you?

Joy Mishaw - Cenvest - Analyst

Good, thanks. Just wondering has the transition to the new billing system, is that complete, 100% complete, or how much longer do you have left?

Ron Andrews - Clarient, Inc. - President and CEO

Yes, it’s — in terms of all new bills going out from the new billing system, it’s 100% complete.

Joy Mishaw - Cenvest - Analyst

Okay. But then in terms of collections obviously it’s not.

Ron Andrews - Clarient, Inc. - President and CEO

Exactly.

Joy Mishaw - Cenvest - Analyst

Okay. And then when do you expect that to sort of work through the pipe?

Ron Andrews - Clarient, Inc. - President and CEO

I’d say by the end of the year or January, February, somewhere around there.

Joy Mishaw - Cenvest - Analyst

Okay. And then I was just wondering if you could provide any sort of more detail on your operating expenses and how much is exactly going back into investing for future products like in the Insight product line?

Ron Andrews - Clarient, Inc. - President and CEO

Joy, to date because we just recorded our first operating profit, you can look at year to date we really have not spent a lot of money in R&D. In think to date we’re probably around $700,000 in R&D. So clearly as we go forward, though, and as we enter 2009, our goal is to balance these operating profits — we want to stay on that side of the ledger if you will — but we also want to make sure each quarter that we invest in these clinical trials necessary to get the traction we’re looking for on these new markers, as well as we — as you know because I know you visited here — we desperately need a new — a lab information system. Well, that’s — I’m sorry, CapEx and not OpEx, clearly we still have to have the cash to execute it. So, again, these are things we’re looking to do.

The good news I think for everyone to understand clearly is that Clarient with our current operational success is really at that cusp of being cash flow breakeven and on a month-to-month basis where we’re not going to need significant capital from outside sources to go forward. We clearly have the credit facilities from Safeguard and our own cash now to execute. So the impact of the credit market downturn should not impact Clarient’s ability to execute going forward.

Joy Mishaw - Cenvest - Analyst

Okay, great. And then just lastly can you just give us an update on where you’re at in terms of your debt with [Jemino] and then also with the mezzanine financing, how much you have taken down from both of those?

Ron Andrews - Clarient, Inc. - President and CEO

Yes, so on the mezzanine financing, it’s about $12 million we’ve taken down and [Jemino] is about $4 million or $5 million.

Joy Mishaw - Cenvest - Analyst

Okay. And then Comerica, do you still have with them.

Ron Andrews - Clarient, Inc. - President and CEO

Yes, we have $9 million outstanding with them.

Joy Mishaw - Cenvest - Analyst

Nine million, okay. Okay, great And then, sorry, just lastly, the days sales outstanding, did you say that was 80 or 89?

Ron Andrews - Clarient, Inc. - President and CEO

It’s 89.

Joy Mishaw - Cenvest - Analyst

Eighty-nine, okay. Thank you so much.

Ron Andrews - Clarient, Inc. - President and CEO

Sure.

Operator

Your next question is a follow-up from Debjit Chattopadhy with Boenning & Scattergood.

Debjit Chattopadhy - Boenning & Scattergood Inc. - Analyst

Hi. Actually most of the questions have been already asked. I just wanted to confirm one thing. So in terms of the prostate cancer, the assay, that’s going to be launched near term?

Ron Andrews - Clarient, Inc. - President and CEO

Yes. Yes, Debjit. I mean, as a confirmatory test, obviously we’re going to enter the commercial launch phase as we speak. I think you and I have discussed at length, you know, Clarient has a very methodical commercial phase. We think that’s the right way to execute it. So yes, I mean, we will — we are going to be doing that. Obviously there’s the training of our sales team and there’s training of our internal staff. So all of that will be done. But clearly we’re going to go into the launch phase immediately as a confirmatory test. And then we’ll continue to work on the clinical work that we need to get to the prognostic phase.

Debjit Chattopadhy - Boenning & Scattergood Inc. - Analyst

And the royalty on this one is going to be 30%?

Ron Andrews - Clarient, Inc. - President and CEO

That’s correct.

Debjit Chattopadhy - Boenning & Scattergood Inc. - Analyst

Okay. And the breast cancer, that also — that’s already launched and it’s going to get further validated, so you’re going to be basically getting some revenue from that. And what’s the royalty on that segment right now?

Ron Andrews - Clarient, Inc. - President and CEO

We have not publicly disclosed that royalty rate. But what I can say is that the royalty for the Insight DX breast test is only for the markers that our partner, Prediction Sciences, brought to the table in the original negotiations, as well as their mathematics. And so their royalty is heavily weighted to the success of the math, which we are obviously very excited about because that is really what does create the value here. So there’s no doubt that once we get the full Insight DX breast test, they will get the significant portion of the math piece and Clarient — and then we’ll split the markers reimbursements. And their royalty will be on the four markers that they brought to the table.

Debjit Chattopadhy - Boenning & Scattergood Inc. - Analyst

So the four markers would be basically $185 per marker, so that’s what they get roughly?

Ron Andrews - Clarient, Inc. - President and CEO

That doesn’t include — it depends on the marker. It depends on the imaging. And keep in mind, CMIC is a FISH test, so it’s at much higher than $185.

Debjit Chattopadhy - Boenning & Scattergood Inc. - Analyst

Okay, okay, thank you.

Ron Andrews - Clarient, Inc. - President and CEO

Thank you, Debjit.

Operator

(Operator Instructions). And your next question comes from Patrick Belton with Prime Mover Capital.

Patrick Belton - Prime Mover Capital - Analyst

Hi. I wanted to ask about the PCR molecular testing growth. Would you say that’s mainly driven by the K-ras introduction or the huge increase in leukemia/lymphoma or can you kind of characterize that where you see that going in the future?

Ron Andrews - Clarient, Inc. - President and CEO

Yes, absolutely. I mean, we’ve always known that gene expression will be critical to therapeutic decision points. And that’s why we have from the very beginning maintained expertise in this area despite the fact there hasn’t been a real — a lot of need for this type of testing outside of some testing around BCL and as well as some testing around JAK2.

But obviously the launch of K-ras has really accelerated our growth in the molecular area. We anticipate that K-ras will continue to grow. If you guys remember the Q2 call, at ASCO we talked about the fact that this test was really indicative of the need or not - or no need for Erbitux treatment in colon cancer patients only. The reality is we know for a fact that K-ras pathway is active in other solid tumors. And so as those papers release, we expect that the total available market for K-ras will expand. And clearly with Clarient’s ramp today, we expect that we can continue to grow at the molecular level.

We — I have to be honest. We were all very encouraged, but also a little bit surprised at how rapidly we’ve been able to ramp this test given the fact it’s a me-too test. And we really believe that our — the way we do it, the way we take the cells of the slide, select the cells, take it off the slide using laser capture, micro-dissection or just micro-dissection, that that has really allowed us to differentiate Clarient’s ability with this test from other labs. And so we believe we are getting our unfair share of that — as well as the turnaround time. I mean, most of the competing labs are doing it within 14 days and our turnaround time is five to seven days.

So clearly we believe that those two components differentiate us. And we are — I’d like to say we predicted this and we were that clairvoyant, but as we say down South, sometimes it’s good that a blind squirrel finds an acorn.

So in this case, we were prepared. We were in the right place at the right time with the right test with the right sales channel. And we’ve executed extremely well. So we hope going forward we’ll continue that ramp. But clearly there are other new molecular tests on the horizon. We will continue to monitor the horizon in terms of the pharmaceutical world and what they are preparing in terms of therapeutic launches and the need for these types of tests. And, again, we’ll be able to react very quickly, just like we did with K-ras, when those opportunities become available.

Unidentified Company Representative

And Ronny, just to comment real quickly, in the molecular or PCR area, generally it’s an area that does not have a very high gross margin. But when we add I think medically important processes like laser capture and micro-dissection, it actually becomes — it actually drives the gross margin as well. So it’s the right thing to do medically and it also — and since we’re in position to do it, we do it, plus it also drives a higher gross margin for us.

Ron Andrews - Clarient, Inc. - President and CEO

And keep in mind that our prostate confirmatory test is a gene-based test as well and uses the molecular PCR capabilities. So I suspect you’ll continue to see growth in this area over the coming quarters.

Patrick Belton - Prime Mover Capital - Analyst

Okay. And also I wanted to ask about the prostate test. Will that be marketed to pathologists, to urologists, and will you have to sort of dedicate salesmen to that, to marketing that type or -

Ron Andrews - Clarient, Inc. - President and CEO

That’s a great question. We are going to continue to execute this through our pathology channel. It has been successful for us to date. And therefore we will have to create the educational components for the pathologists to be able to work with their local urology customers, to educate them on the need for this test. But we do believe that our ability to get these pathology Centers of Excellence excited about new tests like this test will create value and traction. And it’s sort of what we’ve got, you know, it’s what’s brung us this far. And I think it’s best to stay with it.

We will also, though, clearly be working with our partner, Health Discovery, as well as with hopefully the collaborators, the academic collaborators, to get papers out. And, in fact, there are a couple of upcoming meetings that we do anticipate presentations being presented at by one of our partners. There’s a Oncology Biomarker conference in Miami in January and there’s a February summit in London, both of which these collaborators will be participating in and presenting.

So clearly if we can get some traction at the key opinion leader level along with our pathology play, that’s what’ll actually create traction for the test. So that’s our strategy going forward.

Patrick Belton - Prime Mover Capital - Analyst

Great. Thank you very much.

Ron Andrews - Clarient, Inc. - President and CEO

Thank you.

Operator

(Operator Instructions). And there are no further questions in queue at this time, gentlemen. Please proceed with any closing remarks that you may have.

Ron Andrews - Clarient, Inc. - President and CEO

Okay, let me close this out today. First off, again, as I said at the beginning, we really appreciate your patience. We know this is a long call, but we certainly have a lot of great things to talk about. And we appreciate your time.

Third quarter as we said was a great quarter, another strong quarter of growth for Clarient. And obviously reporting our first quarter of operating profit was really nice for us, as well as our third consecutive quarter of EBITDA. So, again, we’re in a great place.

We also want to thank our employees. We just have an incredible group of people here that day in and day out come together, really for the common cause of going the extra mile to really take cancer personally.

So thanks for your time today and we look forward to speaking with you very soon in future calls.

Operator

Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your line.